UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PLAYAGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PLAYAGS, INC.
6775 S. Edmond St., Suite #300
Las Vegas, NV 89118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 21, 2024

Dear Stockholder,

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the "Annual Meeting) of PlayAGS, Inc., a Nevada Corporation (the “Company”). The Annual Meeting of Stockholders will be held on Friday, June 21, 2024 at 8:00 a.m., pacific time virtually via internet webcast for the following purposes:

1.

To elect Yvette Landau and Geoff Freeman to the Board of Directors of the Company (the “Board of Directors”) as Class I directors for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2027;

2.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;

3.

To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on April 26, 2024 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any postponements or adjournments thereof.

We will furnish proxy materials to our stockholders via the Internet in order to expedite stockholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting of Stockholders.

Accordingly, we are mailing to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2023 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: April 29, 2024	By order of the Board of Directors, /s/ Robert B. Ziems Chief Legal Officer and Secretary

Your vote is important. Regardless of whether you plan to attend the Annual Meeting of Stockholders, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting of Stockholders. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

PLAYAGS, INC.

Company Overview and Summary

Human Capital and Diversity

PlayAGS, Inc. (sometimes referred to as the "Company" or "AGS") is a global company with offices and employees in Australia, Canada, Israel, Brazil, Mexico, the United Kingdom, and the United States. As of December 31, 2023, we had 654 full-time employees in the United States, 138 full-time employees in Mexico, 71 full-time employees in Australia, 5 full-time employees in Israel, 7 full-time employees in the United Kingdom, 6 full-time employees in Canada, and 2 full-time employees in Brazil.

The Company believes that our employees are a strategic business advantage and as such, we place a high value on delivering a positive employee experience and an engaging employee culture that enables us to attract, retain, and reward our employees. In 2023, our business continued to recover from the COVID-19 pandemic, and we benefitted from the actions that we took during the pandemic to continue to foster our inclusive employee-centric culture. The actions that benefitted us and that we continued throughout 2023 include the following:

●

We continued to offer benefits to our employees that help them navigate our current working model. These benefits include employee assistance programs as well as mental and emotional resilience resources to enhance our employees' well-being.

●	We regularly engaged with our employees through townhall meetings led by our Chief Executive Officer, David Lopez.

Employee Culture

The Company’s employee-focused culture provides greater job satisfaction, collaboration, work performance, and employee morale, which in turn results in empowered and productive employees. This has been recognized by the Company’s receipt of various employee engagement awards based on employee feedback through confidential surveys and reviews, such as the prestigious ‘Best and Brightest Companies to Work For in the Nation®’ (every year from 2017 to 2023); ‘Atlanta’s Best and Brightest Companies to Work For®’ (every year from 2017 to 2023); Glassdoor’s ‘Best Places to Work’ in 2020; and recognition in the ‘Nevada Top Workplaces’ and ‘Atlanta Top Workplaces’ in 2020.

We believe that we foster an engaged employee culture by having a clear mission and strong core values, focused on innovation, trust, respect, empowerment, service, and honesty. To see some of the initiatives that help us foster this employee engagement, visit our AGS Impacts website at https://playags.com/about-ags/ethical-responsibility/. In 2023, we refreshed our core values to better align with the future goals of the business. To further support the importance of the values, we created a peer-to-peer quarterly recognition program to honor and award employees who go above and beyond to exemplify our values, which are summarized below. Our community focus means that we give back to our communities and work to strengthen them.

AGS prioritizes employee communication, through regular town halls delivered by our CEO and other executives; frequent email communications; a web-based internal communications platform called "myAGS" to share pertinent documents and Company information, encourage employee engagement, and provide focused resource groups; SharePoint site with easily accessible Company information; the Companywide use of Microsoft Teams for meetings, virtual events, documents and information sharing, and chat; and a dedicated group of employees called "Culture Crew" who plan and execute employee engagement, appreciation and community service events.

Diversity, Equity, and Inclusion

The diversity of ideas, perspectives, skills, knowledge, and cultures across the Company facilitates innovation, is a key competitive advantage, and, we believe, is one of our strengths. We are committed to continuing to make diversity, equity, and inclusion part of everything we do – including providing a workforce that creates a sense of belonging and opportunities for everyone.

At AGS, our diverse workforce is why we continue to win awards for our employee culture and our innovation. As of December 31, 2023, approximately 25% of the Company’s global workforce was female, which is consistent with current trends in our industry, and 24% of the Company’s employees in managerial roles were female. As of December 31, 2023, minorities represented approximately 45% of the Company’s global workforce, of which 35% of our global employees in managerial roles were minorities. Within the Company’s C-Suite, which comprises our senior executive team, 29% of our leaders were women and 57% were minorities. In addition, there are two women who serve on our Board of Directors comprising more than 30% of our Board of Directors. Annually, AGS participates in the ‘Best and Brightest Companies to Work For’ and ‘Top Places to Work’ programs which conduct anonymous employee questionnaires and benchmark the Company’s human resource practices compared to other companies in the region and across the nation. In 2023, U.S. employees rated AGS 96.9% in the ‘Best and Brightest places to Work For’ Diversity, Equity, and Inclusion category, 5.8% higher than the national average.

The Company has a diversity, equity, and inclusion committee that is part of our Culture Crew and is comprised of employees from across multiple departments and across the globe, with executive involvement from the Chief Executive Officer, as well as other senior leaders. The role of this committee is to empower people, inside the Company and in our communities, by respecting, embracing, and socializing what makes us different, no matter our age, gender, gender identity, ethnicity, religion, disability, sexual orientation, education, and national origin. The committee focuses on four key issues:

•	Creating opportunities in underprivileged communities;
•	Encouraging diversity of thought;
•	Promoting education on the topics of racism and discrimination; and
•	Celebrating diversity across various channels.

The Company conducts annual mandatory diversity training for all employees focused on diversity on the job and the changing workplace. This training defines diversity, provides coursework on how to leverage the diversity that exists within an organization, and dispels common myths that surround the topic of diversity. For our employees of color identified as future leaders, we also offer participation in McKinsey Black Leadership Academy’s Management Accelerator. This program is designed to help equip our aspiring leaders of color with the capabilities, mindsets, behaviors, and network needed to achieve their professional aspirations — focusing on building core management and leadership capabilities.

AGS also makes diversity and inclusion a strategic recruiting priority through our partnership with JobTarget, which automatically posts our open positions to various online job boards targeting diverse candidates including people of color, women, people living with disabilities, and other protected and/or underrepresented job seekers.

Veteran Recruitment & Support

We are committed to hiring veterans, empowering those veterans in transition to the civilian sector, and supporting our veterans and their families in their communities. The Company actively recruits for qualified military veterans by posting our open positions on MilitaryVetJobs, Veterans Enterprise, JOFDAV – Job Opportunities for Disabled American Veterans, Hire Our Heroes, US Military, and RallyPoint. Seventeen percent (17%) of our C-Suite, and nine percent (9%) of our U.S. employee base, served in the military. We believe that because of their backgrounds and experience veterans bring leadership, technical skills, and a spirit of collaboration to AGS. Once employed with AGS, the Company gives veterans the opportunity to make the most of their skills and abilities. We partner with America’s Warrior Partnership, a national nonprofit organization dedicated to empowering communities through helping veterans and their families find the services and support they need in their local communities. The Company also actively supports veterans through Operation Gratitude and other organizations and outreach.

Competitive Pay and Benefits

AGS’ compensation programs are designed to align the compensation of our employees with the Company’s performance and to provide the proper incentives to attract, retain and motivate employees to achieve growth goals. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance, specifically:

●	We provide employee wages that are competitive and consistent with employee positions, skill levels, experience, knowledge, and geographic location.
●	We align our executives’ long-term equity compensation with our shareholders’ interests by linking realizable pay with stock and Company performance.
●

All full-time employees are eligible for medical, dental, and vision insurance, paid and unpaid leave, a 401(k) retirement plan that includes Company match, and life and disability/accident coverage. We also offer flexible time-off, paid marriage, maternity, and supporting parental leave, fertility and family planning benefits, wellness programs, employee assistance programs, and tuition reimbursement.

●	From time to time, with Board of Directors approval, the Company grants employees ownership opportunities in the Company through equity-based awards.

We are not a party to any collective bargaining agreements in the United States and have not experienced any strikes or work stoppages in the past.

Patent Incentive Program

The establishment and maintenance of a strong patent portfolio is a corporate objective of the Company. To stimulate inventions that lead to patentable subject matter, the company has adopted a patent award program for awards and additional recognition to be given to active AGS employees who are listed as an inventor on certain patents or patent applications.

Corporate Governance Highlights

●	Majority independent directors	●	Audit committee members are financial experts
●	Over 30% female Board of Directors members	●	Risk management oversight
●	Diversity and inclusion considered in director selection	●	Code of business conduct and ethics
●	Lead independent director	●	Annual advisory vote on executive compensation
●	Board of Directors committees entirely independent	●	Extensive stockholder engagement throughout the year
●	Regular Board of Directors and committee self-evaluations	●	Pay-for-performance compensation
		●	Executive succession planning

Environmental Sustainability

Our business operations are structured to have a minimal impact on the environment. Our fundamental structure does not consist of significant hazardous waste, harmful chemicals, or other negative emissions. In addition, we take prudent and environmentally-friendly steps to ensure we limit our carbon footprint where possible. We do this primarily through following our Reduce, Reuse, and Recycle principles that guide several decisions:

●	Reduce

o	Lighting and Energy - we use cost-efficient LED lighting in our warehouses and office building, which reduces our energy consumption.

o	Water – our new facilities have low-flow toilets and water filtration systems.

o

Plastic Waste – water filtration systems and hydration stations in our offices and warehouse facilities encourage our employees to utilize refillable water bottles and reduce the waste of one-time use plastics and containers.

o	Paper - our printer settings default to double-sided printing, resulting in an overall reduction in paper consumption.

●	Reuse

o	We promote a philosophy of using refurbished components in our products whenever possible to reduce its environmental impact through reuse.

o	We have built more than 50% of outgoing products with refurbished components.

o

We employ internal programs to repair and refurbish all major game components, including bill validators, printers, displays, major metal components, light fixtures, processor control boards, and more.

●	Recycle

o	We recycle more than 90% of the materials unable to be repaired or reused, including ferrous alloys, non-ferrous alloys, and copper.

o

We have established vendor programs that promote regular recycling for other components such as printed circuit boards and batteries. We also donate used computer and office equipment to the Blind Center of Nevada, which they recycle and refurbish for further use.

o	We foster our long-standing relationship with a used game supplier that purchases our obsolete products and sells them as parts or disposes them according to regulations.

o	We promote waste recycling programs within our global facilities by providing recycling receptacles in offices, break rooms, meeting rooms, and showrooms.

PLAYAGS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders of PlayAGS, Inc. to be held on Friday, June 21, 2024

Some Questions You May Have Regarding This Proxy Statement

Why did I receive these proxy materials?

The Board of Directors (the “Board of Directors”) of PlayAGS, Inc. (sometimes referred to as the “Company” or “AGS”) is soliciting proxies for our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) including at any adjournments or postponements of the meeting. The Annual Meeting will be held on Friday, June 21, 2024 at 8:00 a.m., pacific time virtually via an internet-based webcast. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Board of Directors and named executive officers of the Company (the “NEOs”), and other required information. Our annual report to stockholders for the fiscal year ended December 31, 2023 is available to review with this proxy statement. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials (the “Notice”) or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We are mailing the Notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) and make this proxy statement and the form of proxy available to our stockholders on or about May 6, 2024.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of Yvette Landau and Geoff Freeman to the Board of Directors as Class I directors for a term of three years expiring at the Annual Meeting to be held in 2027;

2.	An advisory vote to approve the compensation of the Company’s NEOs; and

3.

The ratification by the Audit Committee of the Board of Directors of the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), of record at the close of business on April 26, 2024, (the “Record Date”) for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then you are a stockholder of record.  As a stockholder of record, you may vote online at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice should be forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your brokerage firm, bank or other similar organization regarding how to vote the shares in your account.  You must follow the instructions provided by your brokerage firm, bank, or other similar organization in order to direct the voting of your shares.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board of Directors. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice and the Proxy Statement.

What are my voting rights?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. At the close of business on the Record Date there were 40,208,626 shares of Common Stock outstanding. A list of all record stockholders as of the Record Date will be available during ordinary business hours at the Company’s principal place of business, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of each of the director nominees;

2.	FOR the approval of, on an advisory basis, the compensation of the Company’s NEOs;

3.	FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	In your discretion on such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof, where no choice is specified.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing the Notice to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to view proxy materials for the Annual Meeting via the Internet or how to request written materials. You can view the proxy materials for the Annual Meeting online at http://investors.playags.com.

How do I vote?

Vote Before the Meeting

To vote your shares without attending the Annual Meeting, please follow the instructions for Internet voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or voting by telephone.

Vote at the Annual Meeting

The Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/AGS2024. To vote at the Annual Meeting, you will need the 16‐digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after I have delivered my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

●	by voting again using any of the available methods for voting, with a later date;
●	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
●	voting at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank or other similar organization, you should follow the instructions provided by your brokerage firm, bank or other organization.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Common Stock owned by stockholders on the Record Date entitled to vote at the meeting, represented at the Annual Meeting or by proxy. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers may vote the shares of customers who fail to provide voting instructions on “routine matters,” but not on “non-routine matters.” When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Non-routine matters include the election of directors (Proposal 1) and the approval, on an advisory basis, of the executive compensation of the Company’s NEOs (Proposal 2). Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is expected to be deemed a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 3).

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your brokerage firm, bank, or other similar organization by the deadline provided in the materials you receive from your broker, bank or other agent.

How may I participate in the virtual annual meeting?

The meeting will be held virtually through an internet webcast in which all shareholders will be able to participate. While you will not be able to attend the Annual Meeting in person, we ensure that stockholders will be afforded the same rights and opportunities to participate at the virtual meeting as they would at an in-person meeting. As described in these proxy materials, you are entitled to virtually attend the Annual Meeting, vote, and submit questions online by visiting www.virtualshareholdermeeting.com/AGS2024. To participate in the Annual Meeting, you will need your 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

We will endeavor to answer as many appropriate stockholder-submitted questions as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin 7:45 a.m. pacific time, and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Annual Meeting or by proxy at the Annual Meeting is required to: (i) approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2), and (ii) ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

With respect to all of the aforementioned proposals, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.  Abstentions and broker non-votes do not represent “votes cast” and as such will have no effect on the election of directors (Proposal 1), the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2), or the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

Brokers are expected to have discretion to vote any uninstructed shares with respect to the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3). Brokers are not expected to have discretion to vote any uninstructed shares on (i) the election of directors (Proposal 1) or (ii) the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2).

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Rob Ziems, our Secretary, and to Kimo Akiona, our Chief Financial Officer, to vote on such matters at their discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024 (the 2023 Form 10-K”) is available on our website at http://investors.playags.com/. Stockholders may also obtain a free copy of our 2023 Form 10-K, including the financial statements and the financial statement schedules, by visiting our website or by sending a request in writing to Rob Ziems, Secretary, PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118. Capitalized terms used in, but not defined in, this Proxy Statement have meanings as defined in our fiscal 2023 Annual Report on Form 10-K.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events, including, without limitation, our beliefs regarding our performance goals and metrics and financial targets. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our 2023 Form 10-K and in our subsequently filed periodic and current reports on Form 10-Q and Form 8-K.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors hold office until the third succeeding annual meeting of stockholders and until the election and qualification of their successors. Under the Company’s Articles of Incorporation and Bylaws, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not less than three nor more than ten. The Board of Directors currently consists of six directors.

All of the nominees are members of the current Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s articles of incorporation and bylaws.

Directors will be elected by the holders of a plurality of the votes cast at the Annual Meeting. Brokers are not expected to have discretion to vote any uninstructed shares over the election of directors. Abstentions and broker non-votes do not represent “votes cast” and as such will have no effect on the outcome of this proposal.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed below.

THE BOARD OF DIRECTORS

The following table sets forth certain information about our directors as of the date of this proxy statement. There is no family relationship between any director, named executive officer or person nominated to become a director or named executive officer. See “Certain Relationships and Related Transactions-Policies and Procedures for Related Person Transactions.” The Board of Directors provides a process for stockholders to send communications to the Board of Directors. See “Corporate Governance-Communications with the Board of Directors.” The business address for each nominee for matters regarding the Company is PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118.

Name	Age	Director Since	Position
David Lopez	50	2017	Chief Executive Officer, President and Director
Yvette Landau	67	2018	Director
Adam Chibib	58	2018	Director
Geoff Freeman	49	2018	Director
Anna Massion	45	2019	Director
David Farahi	42	2022	Director

Class I Directors

The following Class I directors are the nominees for election at the 2024 Annual Meeting, for a term that will expire at the 2027 Annual Meeting of Stockholders and until their successor has been duly elected and qualified.

Geoff Freeman. On November 7, 2018, Mr. Freeman was appointed as a member of the Board of Directors of the Company. Mr. Freeman has been serving as the CEO of the U.S. Travel Association since September 2022. From August 2018 to August 2022, Mr. Freeman served as CEO of the Consumer Brands Association and prior to that, CEO of the American Gaming Association (“AGA”) from May 2013 to July 2018. During his five-year tenure at the helm of the AGA, Mr. Freeman led the trade organization to monumental successes that have forever changed the face of the gaming industry, including expanding the organization’s membership by 200 percent; instrumental in overturning the Professional and Amateur Sports Protection Act of 1992, which led to legalized sports betting in the United States; significantly improving relationships between tribal and commercial gaming operators; spearheading the AGA’s Get to Know Gaming campaign focused on the economic benefits of gaming; and delivering a successful campaign to prevent the IRS from lowering the reporting threshold on slot winnings. Before the AGA, Mr. Freeman was the COO of the U.S. Travel Association from May 2006 to May 2013, and a director to the U.S. Travel Association from January 2014 to July 2018. Mr. Freeman holds a B.A. in Political Science and Public Policy from the University of California, Berkeley. We believe that Mr. Freeman is qualified to serve on our board of directors based on his extensive leadership experience in the gaming and travel industries.

Yvette E. Landau. Ms. Landau was appointed to serve as a member of the Board of Directors of the Company upon completion of the initial public offering ("IPO"). Ms. Landau was general counsel and corporate secretary of Mandalay Resort Group from 1996 until 2005. Since 2005, Ms. Landau has been co-owner of W.A. Richardson Builders, LLC, a construction services firm specializing in casino resort development. Ms. Landau currently serves as a member of the board of directors of Monarch Casino & Resort, Inc. (Nasdaq: MCRI), which owns the Atlantis Casino Resort Spa in Reno, Nevada and the Monarch Casino in Black Hawk, Colorado. Ms. Landau is a past president of the International Association of Gaming Advisors, a worldwide organization of legal, financial and regulatory professionals in the gaming industry, and remains active with the organization as a Counselor. Ms. Landau serves on the Gaming Law Advisory Board of the University of Nevada, Las Vegas Boyd School of Law. Ms. Landau holds a B.A. degree from Arizona State University and a J.D. from Northwestern University School of Law. We believe that Ms. Landau is qualified to serve on our Board of Directors based on her experience in hotel-casino management, as a director of other casino companies and in the legal and construction industries.

Class II Directors

The term of the following Class II directors will expire at the 2025 Annual Meeting of Stockholders.

Adam Chibib. Mr. Chibib was appointed to serve as a member of the Board of Directors of the Company upon completion of the IPO and was also recently appointed as the Lead Independent Director. In January 2023, Mr. Chibib was appointed as chairman of the Board of Directors. Mr. Chibib’s thirty plus year career has included executive roles at numerous successful companies ranging from early-stage start-ups to billion-dollar public companies and has spanned numerous industries including telecom software, security hardware, consumer financial services and gaming. Mr. Chibib is currently the CFO of Self Financial, a consumer financial company based in Austin, Texas. Prior to Self Financial, Mr. Chibib was a general partner at Silverton Partners, an early stage venture capital firm. Mr. Chibib also served as President and Chief Financial Officer (CFO) of Multimedia Games Holding Company, Inc., where he was part of a turn-around team that helped double revenues, triple profitability and increase the market capitalization from $47 million to over $1 billion. Multimedia Games Holding Company, Inc. was acquired in December of 2014 for $1.2 billion by Global Cash Access, Inc. (now known as Everi Holdings, Inc.). Mr. Chibib also served as founder and CFO of BroadJump (acquired by Motive), CFO of Waveset (acquired by Sun Miscrosystems), CFO of TippingPoint Technologies (acquired by 3Com), CFO of NetSpend and as the Worldwide Controller of Tivoli Systems. Mr. Chibib currently holds several board seats and is the Treasurer for the Austin Film Society and serves on the Nominating Committee for the Eanes Education Foundation. Mr. Chibib was named CFO of the year for the public company category by the Austin Business Journal in 2013 and won the Ernst & Young Entrepreneur of the Year award in 2002. Mr. Chibib is a graduate of the University of Texas. We believe that Mr. Chibib is qualified to serve on our Board of Directors based on his extensive executive experience in various industries, including gaming, and as a director of private and public companies.

David Farahi. On July 11, 2022, Mr. Farahi was appointed as a member of the Board of Directors of the Company. Mr. Farahi currently serves as Executive Chairman of Kindbridge Behavioral Health, as well as Quick Custom Intelligence, positions he has held since April 2023 and May 2022, respectively. Mr. Farahi also became the President of Bites Learning Ltd. in January 2024. Previously he served as Chief Operating Officer of Monarch Casino & Resort from 2012 to 2021. Starting his gaming career at Monarch in 1998, Mr. Farahi held several additional roles including Director of Investor Relations, FP&A Analyst, as well as numerous positions within the slot and gaming operations management departments. From 2004 to 2007 Mr. Farahi held various finance industry roles with HSBC Bank PLC in London, Geneva and New York. Mr. Farahi served four terms as President of the Colorado Gaming Association, from 2015 to 2021, where he spearheaded the industry's legislative agenda, including three successful state-wide ballot initiatives. In 2022 Mr. Farahi became an Adjunct Professor at Metropolitan State University Denver, teaching an introductory course on gaming and sports book management. Mr. Farahi earned an MBA from Columbia Business School with concentrations in both Real Estate and Finance. He also holds a BA in Economics and International Studies from Northwestern University. He earned Dean's List honors from both institutions. We believe that Mr. Farahi is qualified to serve on our Board of Directors based on his extensive experience in the gaming, casino-hotel management and finance industries.

Class III Directors

The term of the following Class III directors will expire at the 2026 Annual Meeting of Stockholders.

David Lopez. Mr. Lopez was appointed as the Chief Executive Officer of AGS LLC and Chief Executive Officer and President of the Company prior to the Company's IPO. Mr. Lopez has also served on the Board of Directors of the Company since May 2017. Mr. Lopez most recently served as President and Chief Executive Officer of Global Cash Access, Inc. (now known as Everi Holdings, Inc.), which he joined in May 2012. Prior to his role at Global Cash Access, Inc., Mr. Lopez served as Chief Operating Officer of Shuffle Master Inc. from November 2010 until May 2012. Mr. Lopez joined Shuffle Master Inc. in February 1998 and held various positions within the organization during his 14-year tenure, including Interim CEO, Executive Vice President, President of the Americas, Vice President of Product Management, as well as serving as a member of its board of directors from November 2010 until May 2012. Mr. Lopez currently serves as an independent director of ecoATM. Mr. Lopez is a graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration. We believe that Mr. Lopez is qualified to serve on our Board of Directors based on his extensive experience in the gaming manufacturing industry and as a director of private companies.

Anna Massion. On June 17, 2019, Ms. Massion was appointed as a member of the Board of Directors of the Company. Ms. Massion currently serves as an Independent Non-Executive Director at Playtech, PLC (LON: PTEC), BetMakers Technology Group LTD (ASX: BET), and Gaming Realms plc (LON: GMR). Prior to serving in her current role, Ms. Massion was a Senior Analyst for PAR Capital Management from February 2014 to June 2019. Ms. Massion has also served as a Director of Gaming, Lodging and Leisure Research at Hedgeye Risk Management, LLC from November 2008 to February 2014, Vice President/Senior Research Analyst at Marathon Asset Management from April 2008 to October 2008 and at JP Morgan from September 2001 to March 2008 as a Vice President on the Proprietary Trading Desk from 2004. Ms. Massion holds a B.S. in Economics, Concentration in Finance, Minor in Russian and a M.B.A. in Finance, Major in Finance from The Wharton School at the University of Pennsylvania. We believe that Ms. Massion is qualified to serve on our Board of Directors based on her extensive experience as an investment and finance professional with deep experience in the gaming and hospitality sectors and as an independent director of companies across various industries. At the 2023 annual shareholder meeting, Ms. Massion, one of our director nominees, failed to receive 50% of the shares cast at the meeting in which she was nominated for election to our Board of Directors. Based on our outreach and engagement program (as described below), shareholders may have the concern that Ms. Massion does not have sufficient time to serve on our Board of Directors due to her current commitments as a director to several other companies. However, Ms. Massion attends all board and committee meetings, is an active participant and does not currently have full-time employment obligations, which contributes to her ability to fully serve and participate on our Board of Directors . The Board of Directors evaluate, at least annually, and actively monitors the effectiveness of our Board of Directors, as a whole, and our individual directors.

DIRECTOR SKILLS AND EXPERIENCE MATRIX

Experience and Attributes	Lopez	Chibib	Landau	Freeman	Massion	Farahi
Executive Leadership	●	●	●	●	●	●
Finance / Capital Markets	●	●	●		●	●
Mergers & Acquisitions / Business Development / Strategy	●	●	●		●	●
Human Capital / Talent Development / Compensation	●	●	●	●	●	●
Risk Management / Regulatory	●	●	●	●	●	●
Industry	●	●	●	●	●	●
Corporate Governance / Diversity	●	●	●	●	●	●

Background
Gender Identity
Male	●	●		●		●
Female			●		●
Race / Ethnicity
White	●	●	●	●	●
Asian
Middle Eastern		●				●
Two or More Races		●			●

CORPORATE GOVERNANCE

Stockholder Engagement - Governance

The Nominating and Governance Committee reviews the outcome of the voting for the election of directors each year as well as the feedback from proxy advisory service reports. At the 2023 annual shareholder meeting one of our director nominees failed to receive 50% of the shares cast at the meeting. The Nominating and Governance Committee, along with the full Board of Directors, takes this vote outcome seriously and as a result did a robust outreach and engagement program to our top shareholders. In addition to governance topics the shareholder engagements discussed executive compensation as explained in the section below entitled “Executive Compensation”. These shareholder engagements were led by Adam Chibib, Chairman of the AGS Board of Directors, Chair of the Audit Committee, and a member of our Compensation Committee. These engagements were also led by Geoff Freeman, Chair of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee. We reached out to 34 of our top shareholders, representing approximately 66% of our outstanding shareholders. We had engagement calls or received direct feedback from nine of our shareholders representing approximately 27% of our outstanding stock. Seven shareholders representing approximately 12% of our outstanding shares declined our engagement invitation saying they had no concerns.

As noted in the table below the main corporate governance feedback received was around governance provisions adopted prior to our IPO. Additionally, the proxy advisory service providers' reports indicated concerns with our governance practices. In addition to the feedback and actions noted in the table below we have expanded our disclosures in the current year proxy materials with information regarding the directors that are up for election, their qualifications, and why they have been nominated to continue to serve on our Board of Directors.

The Nominating and Governance Committee plans to continue engaging with our shareholders and getting their feedback, and we fully expect the corporate governance program to continue to evolve over time.

The following table summarizes the corporate governance feedback the Company received during our stockholder outreach and the actions taken thus far in response:

Feedback	Company Action
Preference for an annual election of directors	The Board of Directors has considered this feedback and the proper structure of the Board of Directors. In its analysis of this issue, the Board of Directors has noted that several of our industry peers also have classified board structures and that this is not uncommon in the gaming industry. We also noted that the significant gaming compliance and licensing expectations that are required to become a board member are the primary drivers of this structure that provides for additional stability in our board membership. For these reasons, the Board of Directors has concluded that we will not make a change to our board structure in the current period and it will continue to assess this at least annually to determine if the structure remains appropriate for the Company.
Preference for a simple majority vote requirements	The Board of Directors has considered this feedback and concluded that no change will be made at this time. We noted that this provision in our bylaws provides for the stability that benefits the Company based on our industry and company size. The Board of Directors will continue to assess this decision at least annually.
Majority voting for director elections	The Board of Directors is currently discussing the feedback and considering the proper structure.
Questions regarding director commitments	The Company keeps attendance records for all of its Board of Directors and committee meetings and monitors effectiveness of its board and members at least annually. The current members of the Board of Directors have sufficient time to devote to their obligations as they relate to the Company, which has been assessed by the Company in relation to their outside employment obligations, number of other board seats, and other known time commitments.

Board of Directors Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has an oversight role, as a whole and at the committee level, in overseeing management of its risks. The Board of Directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the Audit Committee oversees the management of financial risks. The Nominating and Governance Committee is responsible for overseeing identifying nominees for the Board of Directors as well as management of corporate governance risks. The Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances, in addition to oversight of the performance of our internal audit function. The Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets with both our information technology and business personnel responsible for cybersecurity risk management and receives incidental reports as matters arise. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

The Chairman of our Board of Directors and our Chief Executive Officer are currently separate. Our Board of Directors does not currently have a policy as to whether the role of Chairman of our Board of Directors and the Chief Executive Officer should be separate. Our Board of Directors believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairman and therefore believes that a permanent policy on whether the Chairman and Chief Executive Officer positions should be separated or combined is not appropriate.

The Board of Directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history, and culture. Accordingly, our Board of Directors, with the assistance of the Nominating and Governance Committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors, and the experience that the directors have had with the Chairman and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board of Directors leadership structure is serving the Company well at this time.

Board of Directors Meetings and Committees

During 2023, the Board of Directors held 6 meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

The Board of Directors has three committees that held the following number of meetings during fiscal 2023:

●	Audit – 4 meetings;
●	Compensation – 6 meetings; and
●	Nominating and Governance – 5 meetings.

Each committee operates under a written charter which is available at the Company’s website at http://investors.playags.com/ by clicking on “Corporate Governance,” and then the name of the respective committee. Committee charters are also available in print upon the written request of any stockholder.

The current committee membership of our Board of Directors is as follows:

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Adam Chibib	X*	X
Geoff Freeman	X	X*	X
Yvette Landau	X	X	X
Anna Massion	X		X*
David Farahi	X	X	X
* Committee Chair

Audit Committee

Our Audit Committee consists of Mr. Adam Chibib (Chair), Ms. Yvette Landau, Mr. Geoff Freeman, Ms. Anna Massion and Mr. David Farahi. Our Board of Directors has determined that each of Mr. Chibib, Ms. Landau, Mr. Freeman, Ms. Massion and Mr. Farahi qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Mr. Chibib, Ms. Landau, Mr. Freeman, Ms. Massion and Mr. Farahi is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and under the NYSE listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

●	to prepare the annual Audit Committee report to be included in our annual proxy statement;
●	to oversee and monitor our financial reporting process;
●	to oversee and monitor the integrity of our financial statements and internal controls;
●	to oversee and monitor the independence, retention, performance, and compensation of our independent auditor;
●	to oversee and monitor the performance of our internal audit function;
●	to discuss, oversee and monitor policies with respect to risk assessment and risk management;
●	to oversee our information security and technology risks, including our cybersecurity, artificial intelligence and data protection policies and programs;
●	to oversee and monitor our compliance with legal and regulatory requirements; and
●	to provide regular reports to the Board of Directors.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Our Compensation Committee consists of Mr. Geoff Freeman (Chair), Mr. Adam Chibib, Ms. Yvette Landau and Mr. David Farahi. Our Board of Directors has determined that each of Mr. Freeman, Mr. Chibib, Ms. Landau and Mr. Farahi is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The principal duties and responsibilities of the Compensation Committee are as follows:

●	to review, evaluate and make recommendations to the full Board of Directors regarding our compensation policies and programs;
●

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

●	to review and make recommendations to the Board of Directors with respect to our incentive compensation plans and equity-based compensation plans;
●	to administer incentive compensation and equity-related plans;
●	to review and make recommendations to the Board of Directors with respect to the financial and other performance targets that must be met;
●	to set and review the compensation of members of the Board of Directors; and
●	to prepare an annual Compensation Committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Anna Massion (Chair), Ms. Yvette Landau, Mr. Geoff Freeman and Mr. David Farahi. Our Board of Directors has determined that each of Ms. Massion, Ms. Landau, Mr. Freeman and Mr. Farahi is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

●	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;
●

to recommend to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the Board of Directors;

●	to recommend to our Board of Directors candidates to fill vacancies and newly created directorships on the Board of Directors;
●	to develop and recommend to the Board of Directors for approval a Chief Executive Officer and executive officer succession plan;
●	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
●	to develop and recommend to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company; and
●	to oversee the evaluation of our Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2023 included Mr. Freeman (Chair), Mr. Chibib, Ms. Landau and Mr. Farahi. None of the members of the Compensation Committee in 2023 was, at any time during 2023 or at any other time, an officer or employee of the Company.

Other than our Chief Executive Officer, none of our executive officers has served as a member of the Board of Directors. Additionally, none of our executive officers has served as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2023.

Except as described in the section entitled “-Certain Relationships and Related Transactions” below, none of the members of the Compensation Committee had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K.

Employee, Officer and Director Hedging

Anti-Hedging and Short Sale Policy

The insider trading policy maintained by the Company contains a provision which specifically prohibits all Company personnel from engaging in hedging transactions, including buying and selling puts, calls, options or other derivatives in respect of the Company’s securities. The insider trading policy prohibits all Company personnel from selling Company securities short.

Anti-Pledging/Purchases of Company Securities on Margin

The insider trading policy maintained by the Company contains a provision which specifically prohibits all Company personnel from pledging Company securities or purchasing Company securities on margin.

Identifying and Evaluating Candidates for the Board of Directors

In considering possible candidates to serve on the Board of Directors, the Nominating and Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Nominating and Governance Committee will evaluate each nominee according to the following criteria:

●	Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards;
●

Nominees should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

●	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees;
●

Nominees should have the interest and ability to understand the sometimes-conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors, and the general public, and to act in the interests of all stockholders;

●

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director; and

●

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, gender identity, sexual orientation, age, disability, political affiliation, or any other basis proscribed by law. The value of diversity on the Board of Directors should be considered.

Stockholders may recommend director candidates for consideration by the Nominating and Governance Committee. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

●	The name and address of the stockholder, as they appear on the Company’s books;
●

The class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, and their respective affiliates, associates and any others acting in concert therewith;

●	Any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of the Company;
●

Any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for such nomination in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

●

Such other information regarding each proposed candidate required under the bylaws of the Company and as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at PlayAGS Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118 and must be received within the time indicated above under “Stockholder Proposals”. The Nominating and Governance Committee will evaluate stockholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees, and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of business conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at http://investors.playags.com/. The code of business conduct and ethics is made available on our website.

We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our managers and Board of Directors carry out their respective responsibilities. The guidelines are available for viewing on our website at http://investors.playags.com/. We will also provide the guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at PlayAGS, Inc., 6775 S. Edmond St., Ste #300, Las Vegas, NV 89118.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships (among others). The Board of Directors has determined that Mr. Chibib, Ms. Landau, Mr. Freeman, Ms. Massion and Mr. Farahi are our independent directors, as such term is defined by the applicable rules and regulations of the SEC and the NYSE.

Executive Sessions of Non-Management Directors

Under the Company’s Board Governance Principles, the Board of Directors meet at least quarterly in executive session without management directors and any other members of the Company’s management present. In addition, at least annually, all independent directors meet in executive session. The Chairman presides at such executive sessions (the “Presiding Director”). In the absence of the Presiding Director, an independent director presides over such executive sessions.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs do not contribute to excessive risk by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

A stockholder or other interested party who wishes to communicate with our directors, a committee of our Board of Directors, our independent directors as a group or our Board of Directors generally may do so in writing. Any such communications may be sent to our Board of Directors by email to secretary@playags.com or U.S. mail or overnight delivery and should be directed to our Secretary at 6775 S. Edmond St., Suite #300 Las Vegas, NV 89118, who will forward them to the intended recipient(s). The Company also maintains an ethics hotline where any suspected violation of our code of business conduct and ethics can be reported confidentially. More information about the hotline can be found at http://investors.playags.com under the Corporate Governance tab. Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors.

Director Attendance at Annual Meeting

Although we do not have a formal policy regarding attendance by Board of Directors members at annual meetings of stockholders, the Company encourages all of our directors to attend each annual meeting of stockholders. All of our directors attended our 2023 Annual Meeting of Stockholders.

Cybersecurity and Data Privacy Oversight

Our Board of Directors addresses our cybersecurity risk management as part of its general oversight function. Our Audit Committee is responsible for overseeing our cybersecurity risk management processes, including oversight of mitigation of risks from cybersecurity threats. Our cybersecurity risk assessment and management processes are implemented and maintained by certain Company management, including our Chief Financial Officer. The Audit Committee receives periodic reports from our cybersecurity function concerning our significant cybersecurity threats and risk and the processes we have implemented to address them. The Audit Committee also has access to various reports, summaries or presentations related to cybersecurity threats, risk and mitigation.

EXECUTIVE OFFICERS

The names of the current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below.

Name	Age	Position
David Lopez	50	Chief Executive Officer, President and Director
Kimo Akiona	50	Chief Financial Officer, Chief Accounting Officer and Treasurer
Rob Ziems	53	Chief Legal Officer, Secretary

David Lopez currently serves as our Chief Executive Officer and President. See “The Board of Directors—Class III Directors” for Mr. Lopez’s biography.

Kimo Akiona. Mr. Akiona serves as Chief Financial Officer, Chief Accounting Officer and Treasurer of the Company. Mr. Akiona was appointed to serve as Treasurer and Chief Financial Officer of the Company prior to the Company's IPO. Prior to that, Mr. Akiona most recently served as Senior Vice President and Corporate Controller of SHFL entertainment, Inc. and Bally Technologies, Inc. Mr. Akiona joined SHFL entertainment, Inc. in December 2005 and held various positions within the organization’s finance and accounting department during his tenure, including Vice President and Corporate Controller and Director of SEC Reporting. Mr. Akiona is a graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration with a concentration in Accounting.

Rob Ziems. Mr. Ziems has served as Chief Legal Officer since January 2023. Previously, Mr. Ziems served in various roles at Aruze Gaming America, Inc. and Aruze Gaming Group including President, Global Chief Legal Officer, and Corporate Secretary, from September 2018 to January 2023. Prior to that, he served as Executive Vice President, General Counsel and Corporate Secretary of Mikohn Gaming (later known as Progressive Gaming International Corporation). Mr. Ziems began in the gaming industry as Associate General Counsel at Station Casinos, Inc. and later joined Aristocrat Technologies, Inc. as Associate General Counsel. Mr. Ziems earned his J.D. from Drake University Law School, his M.B.A. from Indiana University, and his B.S. from the University of South Florida.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules for smaller reporting companies allow the Company to provide less detail about its executive compensation program, we are committed to providing information necessary to help our investors understand how we compensate, motivate and retain our executive officers. Accordingly, this section includes supplemental narratives that describe our executive compensation program.

Company Performance

We believe the strength of our 2023 financial results was broad-based, with all three operating segments setting new records for revenue and Adjusted EBITDA*. We feel the quality and consistency of our recent financial performance is a true reflection of our talented and focused team, increasingly deep and diverse product offering across all three segments, and the improving efficiency and effectiveness of our execution. We exited 2023 with a heightened focus on efficient and effective working capital management, continued capex deployment discipline, and anticipated cash interest savings from our recent debt repricing and repayment that took place in February 2024. Financial highlights from 2023 are as follows:

●	Total revenue increased 15% year over year to a record $357 million.
●	Global EGM sales reached a record 5,244 units in the year.
●	Table products revenue surged 19% to a record $18 million.
●	Interactive revenue grew more than 15% supported an accelerating cadence of new game launches, including the introduction of the Company's first ever online-first game themes.
●	Net cash provided by operating activities increased over 10%
●	Net income totaled $0.4 million
●	Total Adjusted EBITDA*increased nearly 15% to a Company record $159 million

*Total Adjusted EBITDA is a Non-GAAP financial measure and a reconciliation of Net Income to Total Adjusted EBITDA is provided in Appendix B

Executive Summary

The Company’s goal for its executive compensation program is to utilize a pay-for-performance framework that directly ties pay delivery to achievement of the Company’s financial and strategic objectives and the creation of long-term shareholder value. The primary elements of the program, which are discussed in greater detail below, include base salary, annual cash incentives and long-term equity-based incentives. These elements are designed to: (i) provide compensation opportunities that will allow the Company to attract and retain talented executive officers who are essential to the Company’s success; (ii) provide compensation that rewards both individual and corporate performance and motivates the executive officers to achieve corporate strategic objectives; (iii) reward superior financial and operational performance in a given year, over a sustained period and expectations for the future; (iv) place compensation at risk and subject to performance goals and/or stock price; and (v) align the interests of executive officers with the long-term interests of stockholders through equity-based awards.

Consistent with the foregoing our executive compensation program for 2023 reflected the following:

●	The Company’s executive compensation program is primarily performance-based, consisting of both short-term incentives (annual cash bonuses) and long-term incentives (equity awards). The compensation that is "at risk" (including long-term incentive stock awards measured at grant date fair value, stock awards with performance targets measured at grant date fair value and the amount paid under our short-term cash incentive plans) accounted for over 75% of compensation for both our CEO and CFO in 2023.
●

Short-term cash incentives were based on objective, measurable goals to drive the achievement of strong financial and strategic performance. In 2023 the Company overachieved its Compensation Adjusted EBITDA goal and the corporate KPIs set by our Board of Directors to focus on strategic, financial and non-financial goals were met, resulting in bonus payouts of 108% of target to each of our named executive officers.

●

We granted 50% of the equity awards to our CEO and CFO in 2023 in the form of performance-vesting stock awards that were structured to vest only if we met a designated stock price goal. In 2023, our stock price increased 65% and we met this goal in March 2023; accordingly, our CEO and CFO vested in these awards after meeting the designated one year minimum service period.

We modified performance-vesting equity awards granted to our CEO and CFO in 2021 because we determined these awards were not appropriately incentivizing our CEO and CFO. We set the revised performance goals at levels we felt were rigorous and if achieved, would result in significant value creation for our stockholders. 59% and 65% of the “stock awards” value reported for our CEO and CFO, respectively, in our Summary Compensation Table for 2023 represent the incremental fair value, calculated under applicable accounting standards, that is attributable to this modification.

Positive Pay Practices

The following features of our compensation program are designed to align the interest of our executive team with those of our stockholders and with market best practice:

What We Do		What We Don't Do
●	Structure the majority of our executives’ compensation to be at-risk and variable	●	Allow hedging or pledging of Company stock
●	Condition the earnout of short-term incentives on the achievement of measurable and rigorous goals	●	Provide contracts guaranteeing excise-tax gross ups
●	Engage an independent compensation consultant, with a new consultant engaged in late 2023 to provide new perspective following low support for last year’s say on pay proposal	●	Provide excessive perquisites
●	Tie performance-based long-term incentives to share price goals with a 3-4 year achievement period	●	Provide supplemental executive retirement plans
●	Structure compensation to avoid excessive risk taking	●	Provide single-trigger cash severance
●	Provide compensation opportunities that are competitive compared to our industry peers
●	Have a clawback policy
●	Conduct an annual advisory vote on executive compensation - say on pay
●	Engage in stockholder outreach and evaluate our compensation program based on stockholder feedback

Stockholder Engagement - Executive Compensation Feedback

As a matter of good corporate governance, beginning with our first annual stockholder meeting following our IPO we held annual “say-on-pay” advisory votes asking our stockholder to approve, on an advisory and annual basis, the compensation paid to our named executive officers. The Compensation Committee reviews the outcome of the annual advisory vote of stockholders regarding the compensation of the Company's named executive officers. In 2023, our annual say-on-pay proposal was supported by approximately 36% of the total votes cast. This level of support was a significant decline from our prior advisory votes, none of which received support below 80% of votes cast.

The Compensation Committee, along with full Board of Directors, takes our say-on-pay vote outcome seriously and as a result of the 2023 vote results, conducted a robust outreach and engagement program to our top shareholders. These shareholder engagements were led by Adam Chibib, who is the Chairman of the AGS Board of Directors, Chair of the Audit Committee, and a member of our Compensation Committee.  These engagements were also led by Geoff Freeman, who is Chair of Compensation Committee and a member of our Nominating and Governance Committee and our Audit Committee. We reached out to 34 of our top shareholders, representing approximately 66% of our outstanding shareholders. We had engagement calls or received direct feedback from nine of our shareholders representing approximately 27% of our outstanding stock. Seven shareholders representing approximately 12% of our outstanding shares declined our engagement invitation saying they had no concerns. In addition to compensation topics the shareholder engagements also discussed general governance topics and the 2023 vote on directors as discussed in the Corporate Governance section of this proxy.

The Compensation Committee plans to continue engaging with our stockholders, getting their feedback, and we fully expect the compensation program to continue to evolve over time.

The following table summarizes the executive compensation feedback the Company received during our stockholder outreach and the actions taken thus far in response:

Feedback	Company Action
A comprehensive summary and disclosure about the compensation program, its goals and results	We expanded the disclosure in this proxy to provide a better summary of the named executive officers' compensation mix, how the compensation ties with Company performance, and how the Company is providing meaningful at-risk compensation to align the executive officers' with stockholders
Greater granularity around the annual cash incentive plan, particularly the portion related to Company KPIs; a desire for quantitative targets and metrics that can be measured as opposed to qualitative measures that are discretionary	We increased the disclosure in this proxy, including financial metrics, goal setting, and achievement of corporate KPIs and described the objective nature of related goal setting, measurement, and payout determination. Complete disclosure of targets related to KPIs is omitted when we believe that the information, if disclosed, would be competitively harmful to us, potentially revealing data our competitors or potential collaborators could use in ways that could be damaging to our business, and/or such information is not material to an understanding of the related compensation. We set KPIs at challenging levels.
Adopt risk mitigators such as a clawback policy, stock holding periods, stock ownership guidelines	We adopted a clawback policy in 2023 and the Compensation Committee is currently considering stock holding periods and ownership guidelines for the named executive officers.
Concerns about single trigger change in control provisions related to equity compensation	The Compensation Committee is considering this feedback.
Concerns about the one-time supplemental equity grant in 2021 and subsequent amendment of the grant in 2023

We expanded our disclosure of this one-time supplemental grant and our rationale for the subsequent modification in this proxy. We believe that the grant, as modified, provides a more appropriate structure to retain and incentivize our executives to deliver outstanding results and create value for our stockholders.

Long-term incentive grants should include performance-based awards	In 2023 and in 2024 we granted annual equity awards to our named executive officers that consist of 50% performance-vesting awards, based on target grant values.
Establish a peer group of similar sized peers and evaluate compensation based on that	The Company established a new peer group for assessing the competitiveness of our executive pay program, as disclosed below in this proxy, that is made up of similarly sized peers

Annual Cash Incentive Plan

Employees, including each of our named executive officers, are eligible to earn annual cash bonuses based 50% on achievement of quarterly corporate key performance indicators (“KPIs”) and 50% on an annual Compensation Adjusted EBITDA target. Each bonus plan participant is assigned a target bonus opportunity expressed as a percentage of base salary that is set by the Board of Directors annually. The amount of the cash bonus earned is based achievement of the KPIs and Compensation Adjusted EBITDA target. For corporate KPIs where actual achievement is lower than target, partial credit may be given. Actual achievement of the corporate KPIs is capped at 100% (the maximum) absent additional modification by the Board of Directors to reflect extraordinary performance. The payout for actual achievement against the Compensation Adjusted EBITDA target is reflected in the chart below. The Compensation Adjusted EBITDA target for 2023 was $149,169,000. In all cases, the annual cash bonus that may be earned under the cash incentive plan is capped at 200% of target bonus

	50% Compensation Adjusted EBITDA Target			50% Key Performance Indicators (KPI) Target
	Compensation Adjusted EBITDA		Cash Incentive Payout	KPI Results	Cash Incentive Payout
	(%)	($MM)	(%)	(%)	(%)
Minimum Achievement	<85%	<$126.8	0%	0%	0%
Between Minimum and Target	85% - 99%	$126.8 - $149.1	50% - 98%	1% - 99%	1% - 99%
Target	100%	$149.2 - $150.6	100%	100%	100%
Between Target and Maximum	101% - 119%	$150.7 - $178.9	102% - 194%	Achievement capped at 100%	100%
Maximum Achievement	120%	$179.0	200%	Achievement capped at 100%	100%

The corporate KPIs established for the 2023 bonus program included targets set each quarter for the Company as a whole, each operating segment of the business as well as for the research and development teams. Over the course of the year, performance was assessed against five categories of goals: (1) EGM, (2) Table Products, (3) Interactive, (4) research and development, and (5) free cash flow, where weighting differed by quarter to reflect key operating/strategic areas of focus (as illustrated below).  For each quarter, the specific goals and sub-weightings within each category differed, but in all cases performance goals were quantified and performance was assessed accordingly. Maximum funding for achievement of KPIs is capped at 100% of target, but as relevant in each quarter, overachievement of goals can offset underachievement. Disclosure of targets related to KPIs is omitted because we believe that the information, if disclosed, would be competitively harmful to us, potentially revealing data our competitors or potential collaborators could use in ways that could be damaging to our business, and/or such information is not material to an understanding of the related compensation. We set KPIs at challenging levels. In all four quarters, overall performance was achieved at or above target. Accordingly, the 50% portion of the bonus related to corporate KPIs was paid at 100% for 2023.

Category	Performance Measure	Weighting
		Q1	Q2	Q3	Q4
EGM	-Signed Orders -Unit Sales -Customer Volume	70%	70%	30%	30%
Table Products	-Unit Sales -Sales Volume ($) -Installations -Submissions	10%	10%	20%	20%
Interactive	-Submissions -Operator launches	10%	10%	20%	20%
Research and Development	-Submissions -Build completions	10%	10%	20%	15%
Free Cash Flow	-Target achievement	—	—	10%	15%
Total Weighting		100%	100%	100%	100%

In early 2024 the Board of Directors evaluated the Company's performance according to the preset targets summarized in the table below. For the 50% portion of the bonus related to achievement of Compensation Adjusted EBITDA, the Compensation Adjusted EBITDA for 2023 was $158,967,000* representing 106% of the Compensation Adjusted EBITDA target, which corresponded to a payout level of 116%. Accordingly, each named executive officer received a total annual cash bonus payout for the Adjusted EBITDA and KPI achievement equivalent to 108% of each officer’s target bonus, as reflected in the table below.

*Compensation Adjusted EBITDA is a Non-GAAP financial measure and a reconciliation of Net Income to Compensation Adjusted EBITDA is provided in Appendix B.

	50% Compensation Adjusted EBITDA Target					50% Key Performance Indicators (KPI) Target
	Base Salary ($)	Target Bonus as % of Base Salary	Target Bonus ($)	Actual Payout as % of Target	Actual Payout ($)	Target Bonus ($)	KPI Results	Cash Incentive Payout	Total Cash Incentive Payout ($)
David Lopez	735,000	100%	367,500	116%	426,300	367,500	100%	367,500	793,800
Kimo Akiona	370,000	100%	185,000	116%	214,600	185,000	100%	185,000	399,600
Rob Ziems	370,000	75%	138,750	116%	160,950	138,750	100%	138,750	299,700

Equity-based Compensation

The equity-based compensation grants to our named executive officers directly align their compensation with the goals and financial returns of our stockholders. We do this primarily through regular, annual grants of equity, with 50% of the shares vesting based on continued service over a multi-year period and 50% vesting based on achievement of performance goals, which have historically related to stock price growth. We believe that the grant of time-based vesting awards incentivizes our executives to remain with the Company and receive the value of their equity awards over time, while performance-based vesting awards that vest based on stock price appreciation directly align our executives’ goals with the goals of our stockholders.

2023 Grants

In January 2023, the Compensation Committee approved the annual grant of stock-based awards to our CEO and CFO, which consisted of 50% time-based awards that vest ratably over four years and 50% performance-based awards. The performance-based awards are earned if within three years of grant the 20-day consecutive trading day average closing stock price of our common stock increases by at least 30% from the closing price of our stock on the date of grant, with vesting of earned shares subject to a one-year minimum service period. The stock price performance target was met in 2023 and therefore these performance-based awards vested on the anniversary of their grant date in January 2024. Rob Ziems, our Chief Legal Officer, joined the Company in January 2023 and therefore did not receive an annual stock award grant. Mr. Ziems was granted an initial stock-based award in March 2023 comprised of 100% time-based awards that vest ratably over four years. The following table summarizes the number of stock-based awards granted to each named executive officer in 2023:

	Time-Based Stock Award (# of Shares)	Performance-Based Stock Award (# of Shares)	Grant Date Fair Value (1)
David Lopez	168,568	168,568	$1,660,395
Kimo Akiona	81,033	81,033	$798,175
Rob Ziems	113,323	—	$740,000

(1) The amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, and these amounts exclude the values attributable to the modification of the 2021 grants as shown in the Summary Compensation Table.

2021 Supplemental Long Term Incentive Grants and 2023 Modification

On April 30, 2021, the Compensation Committee approved a supplemental grant of long-term performance-based restricted stock units to Mr. Lopez of 716,332 units and Mr. Akiona of 429,800 units (the “2021 Performance Awards”), that was intended to address meaningful long-term shortfalls in the competitiveness of the Company’s executive compensation program. The original awards were subject to vesting when pre-determined stock price hurdles were achieved and sustained for 60 consecutive trading days during the four-year term of the awards. Roughly two years following the grant, the 2021 Performance Awards were failing to serve their original intent, due in part to factors outside of the control of management. On March 6, 2023, the Compensation Committee approved a modification to this grant that was intended to provide an appropriate level of incentive and achievability to the executives and the Compensation Committee believed this modification was in the best interest of the stockholders. The modified 2021 Performance Awards are eligible to vest 50% based on continued service (the “Service-Vesting Tranche”) and 50% based on performance and continued service (the “Performance-Vesting Tranche”).  The Service-Vesting Tranche will vest on an annual basis over four years from the date of modification, enhancing the retention value of the award and supporting long-term shareholder alignment.  The Performance-Vesting Tranche is conditioned upon the achievement of rigorous share price goals, with 25% of the shares earned for price growth of +25%, +50%, +75%, and +100% from the date of modification, aligning executives’ interests with those of long-term shareholders. Details of the original and modified awards are summarized in the table below. The target stock price for the first 12.5% of the modified grant was met in February 2024.

Stock Price Appreciation	Target Stock Price (1)	Original Grant % of Award That Vests	Modified Grant % of Award That Vests
50%	$13.43	20%	—
75%	$15.66	30%	—
100%	$17.90	50%	—
Time-based	—	0%	50%
25%	$8.36	—	12.5%
50%	$10.04	—	12.5%
75%	$11.71	—	12.5%
100%	$13.38	—	12.5%

(1) The target stock price was calculated based on the stock price appreciation from the ending stock price on April 30, 2021 of $8.95 for the original award and on March 6, 2023 of $6.69 for the modified award.

2023 Target Compensation Opportunities

The target total direct compensation provided to our named executive officers in 2023 is detailed below. "Target total direct compensation" reflects the intended annualized compensation opportunity established by the Compensation Committee for 2023. Amounts differ from those reported in the Summary Compensation Table as target total direct compensation reflects: (1) annual base salary rates as of the end of the year, (2) target bonuses, and (3) the target value of long-term equity awards granted during the year, which excludes the accounting costs attributable to the modification of the 2021 Performance Award (which relates to prior year’s compensation). On average, over 75% of our named executive officers’ 2023 target pay was at-risk, supporting our pay-for-performance philosophy.

	Annualized 2023 Target Total Direct Compensation
	Year-End Base Salary	Target Annual Bonus		Long-Term Incentives (1)		Target Total Direct Compensation	Target Pay Mix
		Percent of Salary	Target Value	Time-Based	Performance-Based		Percent Fixed	Percent At-Risk (2)
David Lopez	$735,000	100%	$735,000	$865,000	$865,000	$3,200,000	23.0%	77.0%
Kimo Akiona	$370,000	100%	$370,000	$416,000	$416,000	$1,572,000	23.5%	76.5%
Rob Ziems	$370,000	75%	$277,500	$740,000	—	$1,387,500	26.7%	73.3%

(1) The values for purposes of this table are shown as the value of the number of shares granted on grant date, multiplied by the stock price on that date. This value differs from the values in the Summary Compensation Table and the summary of our 2023 grants above because those values show the fair value of performance-based awards calculated by a Monte-Carlo simulation in accordance with the requirements of ASC 718.

(2) At-risk total direct compensation includes the annual bonus and equity awards.

Role of Independent Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside legal counsel, compensation consultants and other advisors. In late 2023, as part of its response to the low support received on the 2023 say on pay vote, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant to advise the Compensation Committee on matters related to executive and non-management director compensation.

FW Cook provides written and verbal advice at Compensation Committee meetings, attends executive sessions of the Compensation Committee to respond to questions, and had individual calls and meetings with the chair of the Compensation Committee to provide advice and perspective on executive compensation issues. FW Cook was engaged by, and reports directly to, the Compensation Committee and does not perform any other services for the Company. The Compensation Committee has determined that FW Cook’s engagement does not raise any conflicts of interest.

Peer Group Comparisons

The Compensation Committee used the following peer group, developed in consultation with its independent compensation consultant in 2022, to benchmark AGS’ pay levels and compensation program structures for 2023. The peer group was chosen and deemed appropriate primarily based on the industry proximity to the Company.

●	Accel Entertainment, Inc.	●	Agilysis, Inc.
●	Ainsworth Game Technology Limited	●	Aristocrat Leisure Limited
●	Bally’s Corporation	●	Century Casinos, Inc.
●	Churchill Downs Incorporated	●	Daktronics, Inc.
●	Everi Holdings, Inc.	●	Full House Resorts, Inc.
●	Glu Mobile, Inc.	●	Golden Entertainment, Inc.
●	Inspired Entertainment, Inc.	●	International Game Technology PLC
●	Monarch Casino & Resort, Inc.	●	Red Rock Resorts, Inc.
●	Light & Wonder, Inc. (formerly Scientific Games Corporation)	●	SciPlay Corporation

The Compensation Committee reviewed the peer group in consultation with FW Cook in December 2023 and re-evaluated the peer group to improve the comparability of the peer group from a size perspective. The Compensation Committee used a newly adopted set of objective selection criteria developed in consultation with FW Cook, where potential peer companies were identified by screening for Casino & Gaming and other interactive-gaming companies with both revenue and market capitalization ranging from 0.2x to 5.0x of the Company’s revenue and market capitalization, subject to exception for key business competitors, that employ generally comparable pay models.

For 2024, the Company removed four “outsized” peers (Aristocrat Leisure Limited, Churchill Downs, Light & Wonder, and International Game Technology PLC) and established a secondary reference peer frame to provide insight into competitive pay practices (e.g., short- and long-term incentive plan design) but not pay levels.  AGS also removed Glu Mobile and SciPlay Corp, which were acquired, and Agilysis, Inc., Daktronics, Inc., and Red Rock Resorts, Inc., whose operations were no longer considered sufficiently comparable.  The Company added Bragg Gaming, GAN Limited, and Rush Street Interactive; the 2024 Peer Group is as follows:

●	Accel Entertainment, Inc.	●	Full House Resorts, Inc.
●	Ainsworth Game Technology Limited	●	GAN Limited
●	Bally’s Corporation	●	Golden Entertainment, Inc.
●	Bragg Gaming	●	Inspired Entertainment, Inc.
●	Century Casinos, Inc.	●	Monarch Casino & Resort, Inc.
●	Everi Holdings, Inc.	●	Rush Street Interactive

AGS was positioned near the median of the updated peer group in terms of revenue and market cap at the time of adoption.

Trailing Four Quarter Revenue ($ Millions)		Market Capitalization as of 11/30/2023 ($ Millions)
Bally’s Corporation	2,414	Monarch Casino & Resort, Inc.	1,199
Accel Entertainment, Inc.	1,151	Golden Entertainment, Inc.	1,020
Golden Entertainment, Inc.	1,102	Everi Holdings, Inc.	894
Everi Holdings, Inc.	821	Accel Entertainment, Inc	860
Rush Street Interactive	663	Bally’s Corporation	526
Century Casinos, Inc.	510	Rush Street Interactive	302
Monarch Casino & Resort, Inc.	494	AGS	296
AGS	344	Ainsworth Game Technology Limited	261
Inspired Entertainment, Inc.	300	Inspired Entertainment, Inc	207
Full House Resorts, Inc.	217	Full House Resorts, Inc	174
Ainsworth Game Technology Limited	166	Century Casinos, Inc.	131
GAN Limited	136	Bragg Gaming	115
Bragg Gaming	99	GAN Limited	66
Peer Group Median	502		281
AGS Percent Rank	40P		53P

Stock Ownership

Our named executive officers recognize the importance of stock ownership to further strengthen the alignment of their interests with those of our long-term stockholders. As such, the named executive officers have retained their vested stock awards, and have also purchased the Company’s stock in open market transactions.  In addition, on several occasions our executives have elected to receive stock in lieu of a cash from a portion of their non-equity incentive plan compensation. The disposition of stock by our executives has been limited to selling to cover for taxes upon the vesting of equity awards and nominal charitable gifts.

Clawback Policy

We adopted a clawback policy in October 2023 that complies with the new listing standards adopted by Nasdaq that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and applies to our executive officers (as defined in applicable SEC rules). Under our clawback policy, we will, under certain circumstances, recoup the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our NEOs. In the event of certain required restatement of our financial statements, we will seek to recover from our current and former Section 16 officers certain incentive-based compensation (as defined in the policy) to the extent such compensation is in excess of what would have been paid had it been based on the financial statements restated.

In addition, our equity award agreements provide that, in addition to being subject to the Company’s clawback policy, the awards may be subject to forfeiture or recoupment if the award recipient violates restrictive covenants or company policies or otherwise engages in activity that has caused, or could reasonably be expected to cause, significant economic or reputational harm to the Company.

We will administer our clawback policy consistently with the requirements of Exchange Act Rule 10D-1 and any related rules or regulations adopted by the Securities and Exchange Commission or the NYSE or other applicable laws.

SUMMARY COMPENSATION TABLE

The following table discloses compensation for our fiscal years ending December 31, 2023, and 2022 received by Messrs. Lopez, Akiona and Ziems, each of whom was a “named executive officer” during Fiscal 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Lopez,	2023	728,269	—	4,081,597	793,800	16,979	5,620,645
Chief Executive Officer, President and Director	2022	700,000	—	—	714,000	12,830	1,426,830

Kimo Akiona,	2023	363,558	—	2,250,899	399,600	14,853	3,028,910
Chief Financial Officer and Treasurer	2022	336,500	—	—	257,423	12,830	606,753

Rob Ziems,	2023	334,423	150,000	739,999	299,700	11,131	1,535,253
Chief Legal Officer and Secretary

(1)

Mr. Ziems received a bonus upon the commencement of his employment with the Company, which will be repaid on a pro-rata basis if he voluntarily terminates his employment with the Company (other than for Good Reason) within 36 months of the Effective Date. The bonus replaced forfeited compensation opportunities from his prior employer and helped the Company to achieve an economically equivalent value to what he forfeited by leaving his previous employer.

(2)

Amounts represent the aggregate grant date fair value of the awards granted in 2023 computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 (disregarding any risk of forfeiture assumptions). For a discussion of the relevant valuation assumptions, see Form 10-K Item 15 “Exhibits and Financial Statement Schedules.” Note 10. "Stock-Based Compensation" for further explanation.

The amount for 2023 also includes incremental fair value calculated under ASC 718 of $2.4 million for Mr. Lopez and $1.5 million for Mr. Akiona for the modification of the 2021 Performance Awards.

These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock awards or the sale of the common stock underlying such stock awards. With respect to awards subject to market vesting conditions including stock price performance targets, the grant date fair value was measured using a Monte-Carlo simulation. As a result of the volatility of our stock price, the Monte-Carlo simulation produced an accounting grant date fair value for these awards that is different than our target grant value.

(3)	Amounts represent annual incentive cash bonuses paid to the named executive officers in respect of performance for fiscal years ended December 31, 2023 and 2022.

(4)	Amounts represent the Company’s matching contributions under our 401(k) Plan and various fringe benefits.

Employment Agreements with Named Executive Officers

David Lopez

On March 6, 2023, the Company entered into an amended and restated employment agreement with David Lopez, which amended his existing agreement to serve as President and Chief Executive Officer of AGS LLC, a subsidiary of the Company (“AGS”), that was effective as of February 3, 2014. The agreement is effective until terminated by either Mr. Lopez or the Company in accordance with the contract provisions. Mr. Lopez’s annual base salary as set by the agreement is $735,000 and Mr. Lopez is eligible to receive an annual performance-based bonus, with an annual target bonus opportunity of 100% of his base salary.

Kimo Akiona

AGS entered into an amended and restated employment agreement with Kimo Akiona on March 6, 2023, which amends the original agreement effective October 21, 2018, to continue to serve as Chief Financial Officer of AGS, a position he has served in since February 23, 2015. The agreement is “at-will,” meaning that either party may terminate the employment relationship at any time and for any reason, either with or without cause. Pursuant to the amendment, Mr. Akiona’s annual base salary shall be $370,000. Mr. Akiona’s base salary may from time to time be increased, but may be decreased only in connection with an AGS-wide decrease for all senior leadership positions. Mr. Akiona shall be eligible to receive an annual performance-based bonus, with an annual target bonus opportunity of 100% of his base salary.

Rob Ziems

AGS entered into an employment agreement with Rob Ziems on January 29, 2023 to serve as its Chief Legal Officer. The agreement is "at-will," meaning that either party may terminate the employment relationship at any time and for any reason, either with or without cause. Mr. Ziems's base salary shall be $370,000, which shall be increased on the anniversary date of the agreement by an amount not less than the cost of living increase published by the Social Security Administration and in no event less than 3%. Mr. Ziems shall be eligible to receive an annual performance-based bonus, with an annual target bonus opportunity of 75% of his base salary.

Outstanding equity awards as of the year ended December 31, 2023:

	Options						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Number of Performance-Based Stock Units (#)		Market Value of Performance-Based Stock Units ($)(8)
David Lopez	396,350	(1)	—	—	$6.43	4/28/2024	825,072	(3)	6,955,357	551,269	(6)	4,647,198
Kimo Akiona	75,769	(2)	—	—	$9.42	3/11/2025	435,356	(4)	3,670,051	307,727	(7)	2,594,139
Rob Ziems	—		—	—	—	—	113,323	(5)	955,313	—		—

(1)

Represents 349,721 options granted on April 28, 2014 to purchase common shares. One-third of the option grant was eligible to vest in equal installments of 20% on each of the first five anniversaries of the date of the grant, subject to continued employment with the Company or its subsidiaries, and is fully vested. The remaining two-thirds of the option grant was subject to performance-based vesting criteria and vested on October 18, 2018 upon the achievement of the applicable performance targets. Also represents 46,629 options granted on April 28, 2014 to purchase common shares, provided, that this grant of options vested in full upon the date of grant.

(2)

Represents 75,769 options granted on March 11, 2015 to purchase common shares. One-third of the option grant was eligible to vest in equal installments of 20% on each of the first five anniversaries of the date of the grant, subject to continued employment with the Company or its subsidiaries, and is fully vested. The remaining two-thirds of the option grant was subject to performance-based vesting criteria and vested on October 18, 2018 upon achievement of the applicable performance targets.

(3)

Represents 33,218 outstanding restricted stock units (pursuant to a grant of 132,875 restricted stock units on September 14, 2020); and 96,552 outstanding phantom stock units (pursuant to a grant of 193,104 phantom stock units on September 21, 2021); and 168,568 outstanding phantom stock units (pursuant to a grant of 168,568 phantom stock units on January 4, 2023); and 358,166 restricted stock units (pursuant to a grant on April 30, 2021 that was modified on March 6, 2023 to make 358,166 restricted stock units time-based rather than performance-based vesting).  Such grants are subject to a time-based vesting schedule, with the initial awards eligible to vest in equal installments of 25% on each of the first four anniversaries of the date of grant or date of modification, as applicable.

Also includes 168,568 phantom stock units (pursuant to a grant of phantom stock units on January 4, 2023) that vest on the first day that the average closing price per share of the company's common stock for the prior 20 consecutive trading days exceeds $6.67, subject to a one-year minimum service period.

In the event of a termination of employment without cause upon or within 12 months following a change of control or as a result of death, any unvested portion shall immediately vest. In the event of a termination as a result of disability, the portion of the restricted stock units which would have vested on the next applicable vesting date shall become vested, and the remaining unvested portion shall be forfeited. Except as otherwise provided above, upon a termination for any reason, the unvested restricted stock units shall be forfeited.

(4)

Represents 11,976 outstanding restricted stock units (pursuant to a grant of 35,930 restricted stock units on September 14, 2020); and 46,414 outstanding phantom stock units (pursuant to a grant of 92,828 phantom stock units on September 21, 2021); and 81,033 outstanding phantom stock units (pursuant to a grant of 81,033 phantom stock units on January 4, 2023); and 214,900 restricted stock units (pursuant to a grant on April 30, 2021 that was modified on March 6, 2023 to make 214,900 restricted stock units time-based rather than performance-based vesting). Such grants are subject to a time-based vesting schedule, with the initial awards eligible to vest in equal installments of 25% on each of the first four anniversaries of the date of grant.

Also includes 81,033 phantom stock units (pursuant to a grant of phantom stock units on January 4, 2023) that vest on the first day that the average closing price per share of the company's common stock for the prior 20 consecutive trading days exceeds $6.67, subject to a one-year minimum service date.

In the event of a termination of employment without cause upon or within 12 months following a change of control or as a result of death, any unvested portion shall immediately vest. In the event of a termination as a result of disability, the portion of the restricted stock units which would have vested on the next applicable vesting date shall become vested, and the remaining unvested portion shall be forfeited. Except as otherwise provided above, upon a termination for any reason, the unvested restricted stock units shall be forfeited.

(5)

Represents 113,323 phantom stock units (pursuant to a grant of 113,323 phantom stock units on March 2, 2023). Such grants are subject to a time-based vesting schedule, with the initial awards eligible to vest in equal installments of 25% on each of the first four anniversaries of the date of grant.

In the event of a termination of employment without cause upon or within 12 months following a change of control or as a result of death, any unvested portion shall immediately vest. In the event of a termination as a result of disability, the portion of the restricted stock units which would have vested on the next applicable vesting date shall become vested, and the remaining unvested portion shall be forfeited. Except as otherwise provided above, upon a termination for any reason, the unvested restricted stock units shall be forfeited.

(6)

Represents 358,166 outstanding performance-based restricted stock units (pursuant to a grant of 358,166 performance-based restricted stock units on April 30, 2021 and subsequently modified on March 6, 2023 as to the stock price performance threshold) 25% of which vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $8.36; 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $10.04; 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $11.71; and 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $13.38. These restricted stock units will be forfeited if the performance target is not achieved within four years of the grant date. Represents 193,103 phantom stock units (pursuant to a grant of phantom stock units on September 21, 2021) that vest on the first day that the average closing price per share of the company's common stock for the prior 60 consecutive trading days exceeds $9.06, which will be forfeited if the performance target is not achieved within four years of the grant date.

In the event of a termination of employment without cause upon or within 12 months following a change of control or as a result of death, any unvested portion shall immediately vest.

(7)

Represents 214,900 outstanding performance-based restricted stock units (pursuant to a grant of 214,900 performance-based restricted stock units on April 30, 2021 and subsequently modified on March 6, 2023 as to the stock price performance threshold) 25% of which vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $8.36; 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $10.04; 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $11.71; and 25% vest on the first day the average closing price per share for the prior 20 consecutive trading days exceeds $13.38. These restricted stock units will be forfeited if the performance target is not achieved within four years of the grant date. Represents 92,827 phantom stock units (pursuant to a grant of 92,927 phantom stock units on September 21, 2021) that vest on the first day that the average closing price per share of the company's common stock for the prior 60 consecutive trading days exceeds $9.06, which will be forfeited if the performance target is not achieved within four years of the grant date.

In the event of a termination of employment without cause upon or within 12 months following a change of control or as a result of death, any unvested portion shall immediately vest.

(8)	For purposes of this table, the shares of common stock of the Company were valued using the closing stock price on December 31, 2023 of $8.43.

Pension Benefits

We do not maintain any defined benefit pension plan for the benefit of our named executive officers.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan for the benefit of our named executive officers.

Payments Upon Termination and Change of Control

Pursuant to Mr. Lopez’s amended and restated employment agreement, if during the term of the agreement AGS terminates Mr. Lopez’s employment without cause or he resigns for good reason, subject to receiving a signed release of claims from Mr. Lopez, Mr. Lopez will receive severance pay equal to two times the sum of his annual base salary and annual target bonus (paid over a 24-month period) along with the pro-rated annual bonus for the year in which Mr. Lopez is terminated based on actual performance. Mr. Lopez would also be eligible to receive continued health benefits at no greater cost than would apply if he were an active employee for 24 months post termination, or if earlier, until he commences employment with a subsequent employer. Pursuant to his employment agreement, Mr. Lopez will also be subject to perpetual confidentiality, intellectual property and non-disparagement, as well as certain non-solicitation and certain non-competition restrictions for 24 months following the date of his employment. The amended and restated agreement also provides that upon a change in control, all of Mr. Lopez's outstanding, unvested equity awards will accelerate and vest.

Pursuant to Mr. Akiona’s amended and restated employment agreement, if during the term of the agreement AGS terminates Mr. Akiona’s employment without cause or he resigns for good reason, subject to receiving a signed release of claims from Mr. Akiona, Mr. Akiona will receive severance pay equal to two times the sum of his annual base salary and annual target bonus (paid over a 24-month period) along with the pro-rated annual bonus for the year in which Mr. Akiona is terminated. Mr. Akiona would also be eligible to receive continued health benefits at no greater cost than would apply if he were an active employee for 24 months post termination, or if earlier, until he commences employment with a subsequent employer. Pursuant to his employment agreement, Mr. Akiona will also be subject to perpetual confidentiality, intellectual property and non-disparagement, as well as certain non-solicitation and certain non-competition restrictions for 24 months following the date of his employment. The amended and restated agreement also provides that upon a change in control, all of Mr. Akiona's outstanding, unvested equity awards will accelerate and vest.

Pursuant to Mr. Ziems's employment agreement, if during the term of the agreement AGS terminates Mr. Ziems's employment without cause or he resigns for good reason, subject to receiving a signed release of claims from Mr. Ziems, Mr. Ziems will receive severance pay equal to two times the sum of his annual base salary and annual target bonus (paid over a 24-month period) along with the pro-rated annual bonus for the year in which Mr. Ziems is terminated. Mr. Ziems would also be eligible to receive continued health benefits at no greater cost than would apply if he were an active employee for 24 months post termination, or if earlier, until he commences employment with a subsequent employer. Pursuant to his employment agreement, Mr. Ziems will also be subject to perpetual confidentiality, intellectual property and non-disparagement, as well as certain non-solicitation and certain non-competition restrictions for 24 months following the date of his employment. The employment agreement also provides that upon a change in control, all of Mr. Ziems's outstanding, unvested equity awards will accelerate and vest.

“Cause” for Messrs. Lopez, Akiona and Ziems generally includes: (i) illegal fraudulent conduct, (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, (iii) a determination by the Board of Directors that the named executive officer’s involvement with AGS would have a negative impact on AGS’s ability to receive or retain any licenses, (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which AGS or any of its subsidiaries or affiliates conducts operations, (v) willful or material misrepresentation to AGS or to members of the Board of Directors relating to the business, assets or operation of AGS, (vi) refusal to take any action that is consistent with the named executive’s obligations and responsibilities under his employment agreement as reasonably directed by the Board of Directors or (vii) material breach of any agreement with AGS and its affiliates, which material breach has not been cured within 30 days of written notice from the Board of Directors.

For Mr. Lopez, “Good Reason” means his voluntary resignation after any of the following actions are taken by AGS or any of its subsidiaries without his consent: (i) removal from the office of President and Chief Executive Officer of AGS or a change in reporting lines such that Mr. Lopez no longer reports to the Board of Directors, (ii) a requirement that Mr. Lopez be based anywhere other than within 35 miles of Las Vegas, Nevada or (iii) a notice from AGS to Mr. Lopez of non-extension of the employment term; provided, however, that a termination will not be for “Good Reason” unless Mr. Lopez shall have provided written notice to AGS of the existence of one of the above conditions within 30 days following the initial existence of such condition, specifying in reasonable detail such condition, AGS shall have had 30 days following receipt of such written notice to remedy the condition, AGS shall have failed to remedy the condition during the applicable cure period, Mr. Lopez shall have thereafter and prior to the date of termination provided a notice of termination to AGS, and Mr. Lopez’s date of termination shall have occurred within 30 days following expiration of the cure period.

For Messrs. Akiona and Ziems, “Good Reason” means a material diminution of duties, title, reporting structure, or base salary; provided that, Messrs. Akiona and Ziems may not terminate employment for “Good Reason” unless Messrs. Akiona and Ziems provide written notice to AGS within 90 days after Messrs. Akiona and Ziems first having knowledge of the “Good Reason” event, and AGS has not cured such event within 30 days of receiving such notice.

For the treatment of equity upon termination of employment, please see the section “Outstanding equity awards as of the year ended December 31, 2023.”

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation.”

Required Tabular Disclosure of Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid for non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Executive Compensation” section above.

Year	Summary Compensation Table Total for PEO $ (1)	Compensation Actually Paid to PEO $ (2)	Average Summary Compensation Table Total for Non-PEO NEOs $ (3)	Average Compensation Actually Paid to Non-PEO NEOs $ (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return $	Net Income (Loss) $
2023	5,620,645	9,172,823	2,282,082	3,302,242	$124.15	428,000
2022	1,426,830	(1,253,261)	635,603	(198,965)	$75.11	(8,035,000)

(1)	Represents the amounts of total compensation of David Lopez (our Chief Executive Officer) reported in our Summary Compensation Table above.

(2)

Represents the amounts of “compensation actually paid”, as computed in accordance with SEC rules. The amounts do not reflect the actual compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Deduct Reported Value of Equity Awards ($) (a)	Add Equity Award Adjustments ($) (b)	Compensation Actually Paid to PEO ($)
2023	5,620,645	4,081,597	7,633,775	9,172,823
2022	1,426,830	—	(2,680,091)	(1,253,261)

(a)	The reported value of equity awards represents the amount reported in the Stock Awards column of the Summary Compensation Table above.

(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value as of the End of the Year of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends of or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments* ($)
2023	2,842,056	4,627,170	—	164,548	—	—	7,633,775
2022	—	(2,655,276)	—	(24,816)	—	—	(2,680,091)

* Amount of the total equity award adjustments may differ from amount reported in the table above due to rounding.

(3)

The dollar amounts reported represent the average of the amounts reported for the Company’s non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Akiona and Mr. Ziems; and (ii) for 2022 and 2021 Mr. Akiona and Vic Gallo, our former General Counsel and Secretary.

(4)

The dollar amounts reported represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 2.

Year	Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Reported Value of Equity Awards ($)	Add Equity Award Adjustments ($)	Compensation Actually Paid to Non-PEO NEOs* ($)
2023	2,282,082	1,495,449	2,515,610	3,302,242
2022	635,603	—	(834,568)	(198,965)

* Amount of the total equity award adjustments may differ from amount reported in the table above due to rounding.

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value as of the End of the Year of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends of or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2023	1,160,765	1,320,394	—	34,451	—	—	2,515,610
2022	—	(821,597)	—	(12,971)	—	—	(834,568)

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The graphs below reflect the relationship of compensation actually paid, from the tables above, to our PEO and Non-PEO NEOs in 2023 and 2022 to (1) total shareholder return and (2) net income (loss). As noted above, compensation actually paid for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not reflect the amount of compensation earned by or actually paid to our NEOs during the applicable years.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION

The Company's compensation program for non-employee directors includes four components of compensation: (1) a target annual cash compensation of $75,000 for each board member, which compensation is paid quarterly in arrears, (2) annual stock-based awards that vest over a one-year period of approximately $75,000 in value, (3) incremental cash compensation of $25,000 for serving as the chair of the Audit Committee, and (4) an additional $25,000 in annual stock-based awards that vest over a one-year period for service as the chair of the Board of Directors. The following table sets forth the total compensation paid to each of our non-employee directors for the year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3) (4)	Total($)
Adam Chibib	100,000	112,500	212,500
Yvette Landau	75,000	75,000	150,000
Geoff Freeman	75,000	75,000	150,000
Anna Massion	75,000	75,000	150,000
David Farahi	75,000	75,000	150,000

(1)	During the year ended December 31, 2023 Mr. Lopez was a member of our Board of Directors and did not receive any additional compensation from the Company for his services on the Board of Directors.

(2)

Amounts set forth in Fees Earned or Paid in Cash column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including committee and/or chairmanship fees, pro-rated as applicable for the first year of service. Director fees are earned and paid quarterly.

(3)

Amounts set forth in the Stock Awards column represent the grant date fair value computed in accordance with FASB ASC Topic 718. In 2023, each director’s award consisted of restricted stock units which vest over a period of one year from the grant date.

(4)

As of December 31, 2023, Mr. Chibib held restricted stock units to purchase 14,450 shares; (ii) Ms. Landau held restricted stock units to purchase 10,838 shares; (iii) Mr. Freeman held restricted stock units to purchase 10,838 shares; (iv) Ms. Massion held restricted stock units to purchase 10,838 shares; and (v) Mr. Farahi held restricted stock units to purchase 10,838 shares.

EQUITY INCENTIVE PLANS

Equity Compensation Plan Information

2014 Long-Term Incentive Plan

On April 28, 2014, our Board of Directors approved the 2014 Long-Term Incentive Plan (“LTIP”). Under the LTIP, the Company is authorized to grant nonqualified stock options, rights to purchase Common Stock, restricted stock, restricted stock units and other awards to be settled in, or based upon, Common Stock to persons who are directors and employees of and consultants to the Company or any of its subsidiaries on the date of the grant. The LTIP will terminate ten years after approval by the Board of Directors. Subject to adjustments in connection with certain changes in capitalization, the maximum number of shares that may be delivered pursuant to awards under the LTIP is 2,253,735 after giving effect to the 1.5543 - for - 1 stock split consummated on January 30, 2018 in connection with our initial public offering. The Company will not grant any additional share-based awards under the LTIP.

Omnibus Incentive Plan

On January 16, 2018, our Board of Directors adopted and our stockholders approved the 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which equity-based and cash incentives may be granted to participating employees, directors and consultants. The compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. On May 8, 2020, the Board of Directors of the Company approved an amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 1,607,389 shares to 4,607,389 shares, an increase of 3,000,000 shares (the “2020 Plan Amendment”), which was approved by the stockholders on July 1, 2020 at the 2020 Annual Meeting of Stockholders.

On April 28, 2022, the Board of Directors of the Company approved an amendment to the Omnibus Incentive Plan, as amended by the 2020 Plan Amendment, to increase the number of shares of Common Stock authorized for issuance thereunder from 4,607,389 shares to 9,607,389 shares, an increase of 5,000,000 shares (the “2022 Plan Amendment”), which was approved by the stockholders on July 1, 2022 at the 2022 Annual Meeting of Stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,158,202	$9.04	4,618,466
Equity compensation plans not approved by security holders	—	—	—
Total	1,158,202	$9.04	4,618,466

(1)

Includes the following plans: LTIP and Omnibus Incentive Plan. There are 423,268 remaining available securities under the LTIP, which will not be issued and awards granted in the future will be from the Omnibus Incentive Plan.

(2)	The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under our Omnibus Incentive Plan will be added back to the shares of common stock available for issuance under our Omnibus Incentive Plan. We no longer make grants under our LTIP.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Executive Compensation section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Members of the Compensation Committee:

Geoff Freeman, Chairman

Adam Chibib

Yvette Landau

David Farahi

The Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Other than compensation arrangements for and indemnification agreements with our named executive officers and directors, since January 1, 2022, there were no transactions, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

We have adopted a written Related Person Transaction Policy (the “Policy”), which sets forth our Policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the Policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Audit Committee.

The Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the Policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock

The following table sets forth the beneficial ownership of our Common Stock as of April 26, 2024, by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Percentage computations are based on 40,208,626 shares of our Common Stock outstanding as of April 26, 2024, including stock options that are vested or will vest within 60 days of April 26, 2024 (i.e., June 25, 2024). Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is c/o 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118.

As illustrated below, all the members of our Board of Directors beneficially own shares of our Common Stock.

	Shares Beneficially Owned
	Number	Percent
5% Stockholders
ArrowMark Colorado Holdings, LLC (1)	3,427,966	8.5%
BlackRock, Inc. (2)	3,059,271	7.6%
The Vanguard Group - 23-1945930 (3)	2,094,056	5.2%
Named Executive Officers and Directors
David Lopez	622,662	1.5%
Kimo Akiona (4)	365,686	*
Rob Ziems	16,617	*
Adam Chibib	58,119	*
Yvette Landau	56,820	*
Geoff Freeman	47,390	*
Anna Massion	55,165	*
David Farahi	27,129	*
All current directors and executive officers as a group (8 persons)	1,294,588	3.1%

* Less than 1%

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2024, by ArrowMark Colorado Holdings, LLC whose address is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(2)	Based on a Schedule 13G filed with the SEC on January 26, 2024, by BlackRock, Inc. whose address is 50 Hudson Yards, New York, New York 10001.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group - 23-1945930 whose address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Number of shares beneficially owned includes 75,769 shares of Common Stock issuable upon the exercise of options within 60 days.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory and annual basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section, the Summary Compensation Table, and the related compensation tables, notes and narrative in the Proxy Statement for the Annual Meeting.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding. Although this resolution is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for the Company’s named executive officers. The Company expects that we will conduct our next say-on-pay vote at the 2025 Annual Meeting of Stockholders

As set forth in the Executive Compensation section above, the Company has designed its compensation programs to (i) provide compensation opportunities that will allow the Company to attract and retain talented executive officers who are essential to the Company’s success; (ii) provide compensation that rewards both individual and corporate performance and motivates the executive officers to achieve corporate strategic objectives; (iii) reward superior financial and operational performance in a given year, over a sustained period and expectations for the future; (iv) place compensation at risk if performance goals are not achieved; and (v) align the interests of executive officers with the long-term interests of stockholders through stock-based awards. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our stockholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.

Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its Annual Meeting is hereby APPROVED.”

The proposal will be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting or by proxy at the Annual Meeting. Brokers are not expected to have discretion to vote any uninstructed shares over the advisory vote to approve the compensation of our named executive officers (say on pay). Abstentions and broker non-votes do not represent “votes cast” and as such will have no effect on the outcome of this proposal.

The Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.

PROPOSAL 3– RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting and recommended that stockholders ratify such selection. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The proposal will be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting or represented by proxy at the Annual Meeting. Abstentions and broker non-votes do not represent “votes cast” and as such will have no effect on the outcome of this proposal. Brokers are expected to have discretion to vote any uninstructed shares over the ratification of appointment of independent registered public accounting firm.

The Board of Directors recommends that the stockholders vote FOR such ratification.

AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

PricewaterhouseCoopers LLP ("PwC") served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. The following table presents fees for professional services rendered by PwC related to the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2023 and 2022 and fees billed for other services rendered by PwC during those years.

Category	2023	2022
Audit fees	$1,669,341	$848,409
Audit related fees	-	175,000
Tax fees	406,989	204,139
All other fees	26,150	900
Total	$2,102,480	$1,228,448

Audit Fees consisted of the aggregate fees paid or accrued for professional services rendered for the annual audit of the Company’s financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and statutory audits of foreign subsidiary financial statements. The Audit Fees increased in 2023 primarily due to PwC's initial audit of our internal control over financial reporting in 2023. The Audit-Related fees listed above were billed in connection with the professional services performed in 2022 including services related to SEC registration statement filings and SEC comment letters. Tax fees include the aggregate fees paid during the respective years for tax compliance and tax advisory services. All Other Fees listed above were billed for tools and resources unrelated to audit and tax services.

The Board of Directors of the Company has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees described in the table above were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the audited financial statements of the Company for the fiscal year ended December 31, 2023. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The Audit Committee and the Board of Directors also have recommended the appointment of PwC as the Company’s independent auditors for the fiscal year ending December 31, 2024.

Members of the Audit Committee:

Adam Chibib, Chairman

Yvette Landau

Geoff Freeman

Anna Massion

David Farahi

The Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities except for two Forms 4s that were filed late on September 21, 2023 for our CEO and CFO and Forms 3s that were filed late on August 18, 2023 for two of our directors.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2025 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on January 6, 2025, unless the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or after June 21, 2025 in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above but is instead sought to be presented directly at the 2025 Annual Meeting of Stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not later than 5:00 p.m., Pacific Time, on the 90th day, and not earlier than 5:00 p.m., Pacific Time, on the 120th day, prior to the first anniversary of the date of the immediately preceding annual meeting. Accordingly, any such stockholder proposal or director nomination must be received between 5 p.m. Pacific Time, on February 21, 2025 and 5:00 p.m., Pacific Time, on March 22, 2025 for the 2025 Annual Meeting of Stockholders. In the event that the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 21, 2025, notice by the stockholder, to be timely, must be so sent and received (i) not earlier than 5:00 p.m., Pacific Time, on the 120th day prior to such annual meeting and (ii) not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to such annual meeting and the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the deadlines in the “advance notice” provisions of our bylaws, to comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

If the number of directors to be elected to the Board of Directors at a meeting of stockholders is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, notice of a stockholder nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is sent and received by the Secretary at the principal executive offices of the Company not later than 5:00 p.m., Pacific Time, on the tenth day following the day on which such public announcement is first made by the Company.

All proposals should be sent to our Secretary at PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Annual Report, the Proxy Statement and/or Notice of Internet Availability of Proxy Materials either now or in the future, please contact our Secretary by mailing a request to PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118 or by calling (702) 722-6700. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report, this Proxy Statement and the Notice of Internet Availability of Proxy Materials. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability of Proxy Materials or multiple copies of the Proxy Statements or multiple copies of the Annual Report may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of the Proxy Statements or a single copy of the Annual Report in the future in the same manner as described above.

ADDITIONAL FILINGS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website www.playags.com under “Investors – Financial Information – SEC Filings”. Copies of our Annual Report on Form 10-K for the year ended December 31, 2023, including our financial statements and the schedules thereto, as filed with the SEC, are also available without charge to shareholders by contacting us by mail at 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118, by telephone at (702) 722-6700, or by email at secretary@playags.com.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any other adjournment or postponement thereof, the persons named in the enclosed proxy will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Dated: April 29, 2024	By order of the Board of Directors

/s/ Robert B. Ziems

Chief Legal Officer and Secretary

Appendix A

Proxy Card

(See attached.)

PLAYAGS, INC.
6775 S. EDMOND STREET
SUITE 300
LAS VEGAS, NV 89118

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 20, 2024 for shares held directly and by 11:59 p.m. Eastern Time on June 17, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AGS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 20, 2024 for shares held directly and by 11:59 p.m. Eastern Time on June 17, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50755-P10783 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAYAGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the Board of Directors of the Company (the "Board of Directors") as Class I directors for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2027;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Yvette Landau
02) Geoff Freeman

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V50756-P10783

PLAYAGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Friday, June 21, 2024 at 8:00 a.m., pacific time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholders hereby appoints Rob Ziems and Kimo Akiona, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLAYAGS, INC. that the stockholders is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., pacific time, on Friday, June 21, 2024, virtually at www.virtualshareholdermeeting.com/AGS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Appendix B

Total Adjusted EBITDA and Compensation Adjusted EBITDA Reconciliation

To provide investors with additional information in connection with our annual cash bonuses, we disclose Total Adjusted EBITDA and Compensation Adjusted EBITDA. These measures are not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Total Adjusted EBITDA and Compensation Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Total Adjusted EBITDA and Compensation Adjusted EBITDA provide meaningful measures of operating profitability because we use them for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

Compensation Adjusted EBITDA for purposes of bonus performance targets is defined as earnings before interest, taxes, depreciation and amortization including adjustments for nonrecurring items, foreign exchange rates, and synergies.

There are material limitations to using Total Adjusted EBITDA and Compensation Adjusted EBITDA. Total Adjusted EBITDA and Compensation Adjusted EBITDA do not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Total Adjusted EBITDA and Compensation Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.

The following table sets forth Total Adjusted EBITDA and Compensation Adjusted EBITDA and a reconciliation to the nearest GAAP measure:

	For the Year Ended December 31,
	2023	2022
Net Loss	$428	$(8,035)
Income tax expense (benefit)	1,285	(2,225)
Depreciation and amortization	76,949	75,516
Interest expense, net of interest income and other	55,680	39,680
Loss on extinguishment and modification of debt(1)	—	8,549
Write-downs and other(2)	1,434	1,923
Other adjustments(3)	2,084	2,225
Other non-cash charges(4)	9,843	9,117
Non-cash stock compensation(5)	11,264	11,893
Adjusted EBITDA	$158,967	$138,643
Foreign currency(6)	—	—
Unbudgeted acquisition and other items(7)	—	—
Compensation Adjusted EBITDA	$158,967	$138,643

(1)

Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off or third-party fees were expensed related to modifications of our debt.

(2)	Write-downs and other include items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(3)	Other adjustments are primarily composed of the following:

●

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

●	Acquisition and integration-related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
●

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

●	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(4)

Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under placement fee and development agreements.

(5)	Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

(6)	Foreign Currency items are gains and losses attributable to foreign currency translation that were not considered during the budget process and are therefore added to Adjusted EBITDA.

(7)

Unbudgeted acquisition and other items represent transactions and results from operations of acquired businesses that were not considered within the budget at the time the bonus target was determine by management.